Exhibit 99.1

Ocean Power Technologies Awarded Three Multi-Year NOAA Contracts to Revolutionize Uncrewed Maritime Systems

MONROE TOWNSHIP, N.J., Sept. 08, 2023 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (“OPT” or the “Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine power, data and service solutions, today announced the award of three separate Indefinite Delivery Indefinite Quantity (IDIQ) Multiple-Award Contracts (MAC) from the National Oceanic and Atmospheric Administration (NOAA). These awards further add to OPT’s reputation as a reliable U.S. Government contractor and build on recent successes in the defense and national security space.

NOAA has selected OPT as one of several Multiple Award IDIQ contract holders to provide Uncrewed Maritime Systems (UMS) Services to NOAA’s Office of Marine and Aviation Operations (OMAO), Uncrewed Systems Operation Center (UxSOC). These contracts have the potential to result in millions of dollars of revenue for OPT, and the ordering period is set to span three years, commencing on September 1, 2023, and concluding on August 31, 2026.

Under these contracts, OPT will bring its expertise to three crucial domains:

1.	Living Marine Resource Surveys and Research: OPT will utilize cutting-edge Uncrewed Maritime Systems to support NOAA in conducting vital marine resource surveys and research.

2.	Meteorological and Oceanographic Observations: OPT’s innovative technology will play a pivotal role in enhancing NOAA’s meteorological and oceanographic observations, further advancing our understanding of the natural world.

3.	Ocean Exploration and Characterization: OPT will collaborate with NOAA to explore and characterize the depths of our oceans, contributing to the discovery and preservation of invaluable marine ecosystems.

OPT’s CEO Philipp Stratmann stated, “We are thrilled to be selected by NOAA for these significant and material contracts, which represent a pivotal moment in our company’s history. OPT is committed to pushing the boundaries of technology and innovation in the marine industry, and these contracts underscore our dedication to creating sustainable and effective Uncrewed Maritime Systems and our capacity to deliver innovative and efficient solutions. We look forward to working closely with NOAA to achieve our shared goals of environmental stewardship and scientific advancement – while also generating value for our company and our shareholders in the process.”

For more information about Ocean Power Technologies, Inc. and its groundbreaking work in Uncrewed Maritime Systems, please visit www.oceanpowertechnologies.com.

ABOUT OCEAN POWER TECHNOLOGIES

OPT, a leader in innovative and cost-effective, low carbon marine data, power, and consulting services, provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASV) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics and strategic consulting services including simulation engineering, software engineering, concept design and motion analysis through our wholly owned subsidiary 3Dent. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

CONTACT INFORMATION

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Source: Ocean Power Technologies, Inc.